                                                                  Exhibit (a)(1)

                          OFFER TO PURCHASE FOR CASH

                           ALL OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                                      OF

                               CCH INCORPORATED

                                      AT

                             $55.50 NET PER SHARE

                                      BY

                           WK ACQUISITION SUB, INC.
                           A WHOLLY OWNED SUBSIDIARY

                                      OF

                               WOLTERS KLUWER NV

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON THURSDAY, JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.

                               ----------------

 THE  OFFER IS  CONDITIONED UPON,  AMONG  OTHER THINGS,  THERE BEING  VALIDLY
   TENDERED BY THE EXPIRATION  DATE AND NOT WITHDRAWN  AT LEAST THAT NUMBER
    OF SHARES OF  CLASS A COMMON STOCK, PAR VALUE $1.00 PER  SHARE, OF CCH
      INCORPORATED WHICH WOULD CONSTITUTE  A MAJORITY OF THE OUTSTANDING
       SHARES  OF CLASS A  COMMON STOCK ON  A FULLY DILUTED BASIS.  SEE
         SECTION 14.

                               ----------------

 THE BOARD  OF DIRECTORS  OF  CCH INCORPORATED  HAS UNANIMOUSLY  APPROVED THE
  MERGER AGREEMENT,  THE OFFER  AND THE  MERGER, HAS  UNANIMOUSLY DETERMINED
   THAT THE  MERGER IS ADVISABLE  AND THAT THE  TERMS OF THE  OFFER AND THE
    MERGER ARE FAIR  TO, AND IN THE BEST  INTERESTS OF, CCH INCORPORATED'S
     STOCKHOLDERS AND  RECOMMENDS THAT STOCKHOLDERS ACCEPT  THE OFFER AND
      TENDER THEIR SHARES.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A Common Stock or Class B Common Stock of the Company (collectively, the "Shares") should either (a) complete and sign the appropriate Letter of Transmittal (the Letter of Transmittal for the Class A Common Stock is BLUE and the Letter of Transmittal for the Class B Common Stock is GREEN) or a manually signed facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificate(s) for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                               ----------------

                     The Dealer Manager for the Offer is:

                                CS First Boston

December 1, 1995

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Introduction
 1. Terms of the Offer....................................................    2
 2. Acceptance for Payment and Payment....................................    4
 3. Procedures for Tendering Shares.......................................    5
 4. Withdrawal Rights.....................................................    7
 5. Certain Federal Income Tax Consequences...............................    8
 6. Price Range of Shares; Dividends......................................    9
 7. Certain Information Concerning the Company............................    9
 8. Certain Information Concerning the Purchaser, the Holding Companies      12
    and Parent............................................................
 9. Source and Amount of Funds............................................   14
10. Background of the Offer; Past Contacts, Transactions or Negotiations     14
    with the Company......................................................
11. Purpose of the Offer and the Merger; Merger Agreement and the Option     15
    Agreement.............................................................
12. Effect of the Offer on the Market for the Shares; Trading of the
     Shares on the Nasdaq National Market; Registration under the Exchange
     Act..................................................................   26
13. Dividends and Distributions...........................................   27
14. Conditions to the Offer...............................................   27
15. Certain Legal Matters.................................................   28
16. Fees and Expenses.....................................................   31
17. Miscellaneous.........................................................   31
Schedule I--Directors and Executive Officers of Parent, the Holding         I-1
    Companies and the Purchaser...........................................

TO HOLDERS OF COMMON STOCK OF
CCH INCORPORATED:

                                 INTRODUCTION

  WK Acquisition Sub, Inc, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Wolters Kluwer nv, a corporation organized under the laws of The Netherlands ("Parent"), hereby offers to purchase all outstanding shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock," and together with the shares of Class A Common Stock, the "Shares"), of CCH Incorporated, a Delaware corporation (the "Company"), at $55.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letters of Transmittal (which together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 of the Letters of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of CS First Boston Corporation ("CS First Boston"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Morgan Guaranty Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE (AS HEREINAFTER DEFINED) AND NOT WITHDRAWN AT LEAST THAT NUMBER OF SHARES OF CLASS A COMMON STOCK WHICH WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES OF CLASS A COMMON STOCK ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED), HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 27, 1995 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, as promptly as practicable following the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held by the Company or any subsidiary of the Company or Parent or any subsidiary of Parent and other than Shares held by stockholders who perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $55.50 per Share in cash or any higher price per Share paid pursuant to the Offer, without interest thereon, and the Company will become an indirect wholly owned subsidiary of Parent. See Section 12.

  Parent, the Purchaser and Oakleigh B. Thorne, Honore T. Wamsler, Daniel K. Thorne and certain affiliates of such individuals (each a "Seller," and collectively, the "Sellers") beneficially owning an aggregate of 9,568,967 shares of Class A Common Stock and 9,497,701 shares of Class B Common Stock (representing approximately 58% of the Shares and approximately 58% of the voting power of the Shares, in each case outstanding on November 24, 1995) have entered into the Stock Option and Tender Agreement, dated as of November 27, 1995 (the "Option Agreement"). Such Shares beneficially owned by the Sellers are hereinafter referred to as the "Sellers' Shares." Pursuant to the Option Agreement, the Sellers have, among other things, (i) agreed to tender and not withdraw all of the Sellers' Shares and any additional Shares which may be acquired by the Sellers, (ii) granted Parent the option to purchase the Sellers' Shares, and (iii) appointed Parent under certain circumstances as the Sellers' proxy to vote the Sellers' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Option Agreement. See Section 11.

  According to the Company, as of November 27, 1995, (i) there were 16,638,512 shares of Class A Common Stock outstanding and 16,397,122 shares of Class B Common Stock outstanding, (ii) the current directors and executive officers of the Company and their affiliates (including the Sellers) as a group beneficially owned 9,596,660 shares of Class A Common Stock and 9,680,509 shares of Class B Common Stock and (iii) there were outstanding employee stock options ("Employee Options") granted under the Company's 1993 Long-Term Incentive Plan to purchase an aggregate of 1,217,000 shares of Class B Common Stock.

  The Purchaser has been advised by the Company that, to the best of the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

  The Minimum Condition will be satisfied if 8,319,257 shares of Class A Common Stock are validly tendered and not withdrawn prior to the Expiration Date. SINCE THE SELLERS OWN AN AGGREGATE OF 9,568,966 SHARES OF CLASS A COMMON STOCK AND PURSUANT TO THE OPTION AGREEMENT ARE REQUIRED TO TENDER (AND NOT WITHDRAW) ALL OF THE SELLERS' SHARES PURSUANT TO THE OFFER, THE MINIMUM CONDITION WILL BE SATISFIED BY THE TENDER OF THE SELLERS' SHARES. If the Minimum Condition is satisfied and the Purchaser accepts Shares for payment pursuant to the Offer, Parent would be able to effect the Merger without the affirmative vote of any other stockholder of the Company. In the event the Purchaser acquires 90% or more of each class of the outstanding Shares through the tender of 5,405,695 shares of Class A Common Stock and 5,259,710 shares of Class B Common Stock in addition to the Sellers' Shares, Parent would be able to effect the Merger pursuant to the short-form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

  THIS OFFER TO PURCHASE AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, January 4, 1996, unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or earlier termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14 which sets forth in full the conditions to the Offer. If any condition to the Purchaser's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) (i) to decline to purchase any of the Shares tendered and terminate the Offer and promptly return all tendered Shares to the tendering stockholders, (ii) to waive such unsatisfied condition, subject to compliance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), and purchase all Shares validly tendered, (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares as provided in Section 4, retain the Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) to amend the Offer. Notwithstanding the foregoing, the Merger Agreement provides that prior to invoking the condition set forth in paragraph (a) of Section 14 with regard to actions taken or statutes, rules, regulations, judgments, orders or injunctions promulgated, entered or enforced by any United States Governmental Entity (as hereinafter defined) in respect of Parent's ownership of the Shares, operation of the

Company's business or prohibiting the Offer or the Merger, Parent shall have used its reasonable best efforts to prevent the imposition of such statute, rule, regulation, judgment, order or injunction or ameliorate the effects thereof. In addition, if such order or injunction is a temporary restraining order or preliminary injunction, Parent may not, for a period of thirty days, by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer. The Merger Agreement also provides that the Purchaser may not (a) waive the Minimum Condition, (b) reduce the number of Shares subject to the Offer, (c) reduce the price to be paid pursuant to the Offer, (d) modify or amend the conditions set forth in Section 14, (e) extend the Offer if all of the conditions are satisfied or waived or, in the case of any single extension, extend the Offer for more than three business days, (f) change the form of consideration payable in the Offer, or (g) otherwise amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders. See Section 11.

  Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, regardless of whether any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer described in Section 14. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its rights to extend the Offer.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform the stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. The ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is, however, limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letters of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date promptly after the Expiration Date. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, including the HSR Act. See Sections 14 and 15.

  Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer). In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation of a book-entry transfer (a "Book Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the appropriate Letter(s) of Transmittal (or manually signed facsimile(s) thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message (as hereinafter defined) and (iii) any other documents required by the Letters of Transmittal. UNLESS THE PROCEDURES FOR BOOK-ENTRY TRANSFER ARE USED, STOCKHOLDERS HOLDING SHARES OF CLASS A COMMON STOCK SHOULD COMPLETE THE BLUE LETTER OF TRANSMITTAL, AND STOCKHOLDERS HOLDING SHARES OF CLASS B COMMON STOCK SHOULD COMPLETE THE GREEN LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter(s) of Transmittal and that the Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of the Offer. The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either
(i) the appropriate Letter of Transmittal, properly completed and duly executed, or manually signed facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either the certificates for Shares must be received by the Depositary at one of such addresses or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the appropriate Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent's Message, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER(S) OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed unless the Shares tendered thereby are tendered (i) by the registered holder(s) (which term for purposes of this Section includes any participant in any of the Book-Entry Transfer Facilities systems whose name appears on a security position listing as the owner of Shares) who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary on or prior to the Expiration Date as provided below; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with the appropriate Letter(s) of Transmittal or manually signed facsimile(s) thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter(s) of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is any day on which the Nasdaq National Market is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares or a Book-Entry Confirmation of the delivery of such Shares, and the appropriate Letter(s) of Transmittal (or manually signed facsimile(s) thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

  The Purchaser's acceptance for payment of Shares validly tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholders and the Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Federal Income Tax Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding, but such stockholders may be subject to other withholding requirements. Such stockholders should consult with their own tax advisor as to the specific tax consequences relating to cash payments. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer, subject to the terms of the Merger Agreement, or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment pursuant to the Offer. Upon acceptance for payment, all prior powers of attorney, proxies or consents given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 29, 1996.

  If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in this Section 4.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers of the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

  ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE PURCHASER, PARENT, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

  Any Shares properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of certain federal income tax consequences relating to the Offer and the Merger. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and administrative rulings and court decisions, all as in effect on the date hereof. The summary is addressed to stockholders that are U.S. Persons (as defined below) and does not discuss all of the federal income tax consequences that may be relevant to a particular stockholder in view of the particular circumstances for such stockholder.

  For purposes of this summary, a "U.S. Person" means a stockholder that is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any state, or an estate or trust the income of which is includible in gross income for federal income tax purposes regardless of source.

  The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Offer (or the Merger) may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

  Legislative proposals have recently been introduced in Congress which may reduce effective tax rates applicable to net long-term capital gains and may limit further the deductibility of long-term capital losses. If the proposals were enacted into law, and the effective date of such legislation were to be such that the Offer and the Merger were covered by such legislation, long-term capital gains recognized as a result of such transactions would generally be taxed at reduced effective tax rates, and long-term capital losses would be subject to further limitations on deductibility. It is not clear, however, whether the proposals will be enacted, and, if enacted, whether the proposals will apply with respect to the receipt of cash for Shares pursuant to the Offer and/or the Merger.

  The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Code, such as insurance companies, tax-exempt entities and regulated investment companies.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

  6. PRICE RANGE OF SHARES; DIVIDENDS. The shares of Class A Common Stock and Class B Common Stock trade in the over-the-counter market and are quoted on the Nasdaq National Market under the symbols "CCHIA" and "CCHIB," respectively. The following table sets forth, for the quarters indicated, the high and low sales price per share of Class A Common Stock and per share of Class B Common Stock on the Nasdaq National Market. All prices set forth below are as reported in published financial sources:

                             CLASS A              CLASS B
                           COMMON STOCK         COMMON STOCK
                           -----------------    -----------------
QUARTER ENDED               HIGH       LOW       HIGH       LOW
-------------              ------     ------    ------     ------
1993
  First Quarter...........    20 1/4     16       19         14 1/2
  Second Quarter..........    18 1/2     16       18         15 1/4
  Third Quarter...........    17 1/2     14       17 1/4     13 3/4
  Fourth Quarter..........    18 3/4     13 3/4   18 1/2     13 3/4
1994
  First Quarter...........    21         17       19         16
  Second Quarter..........    19 3/4     15 1/4   19         15
  Third Quarter...........    19 1/2     16 3/4   19 3/4     16
  Fourth Quarter..........    18 5/8     15       18 1/4     15
1995
  First Quarter...........    18         15 1/2   17 1/2     15 1/4
  Second Quarter..........    22 1/2     15 1/4   21 3/4     15 1/2
  Third Quarter...........    24 1/2     20 1/2   23 1/4     19 1/2
  Fourth Quarter (through
   November 30, 1995).....    55 7/8     20       56         21

  On November 24, 1995, the last full trading day prior to the public announcement of the Offer and the execution of the Merger Agreement, the reported closing sales price per share of Class A Common Stock and per share of Class B Common Stock on the Nasdaq National Market was $27.75 and $26.00, respectively. On November 30, 1995, the last full trading day prior to the commencement of the Offer, the reported closing sales price per share of Class A Common Stock and per share of Class B Common Stock on the Nasdaq National Market was $54 1/2 and $54 1/2, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The Company has paid regular quarterly dividends of $0.175 per Share since 1988. Under the terms of the Merger Agreement, the Company may continue to pay ordinary quarterly dividends in an amount not to exceed $0.175 per Share, provided that record date for the first such quarterly dividend may be no earlier than January 16, 1996. See Section 13.

  7. CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The Company is a leading provider of tax and business law information, software and services. The Company primarily tracks, explains and analyzes tax and related law for accounting, legal, human resources, securities and health care professionals. In addition, the Company develops and markets software for accountants, human resources and finance professionals and provides a wide range of services for attorneys. The Company employs approximately 5,100 people worldwide.

  Through its Publishing unit, the Company markets approximately 600 publications and software products in the U.S., Australia, Canada, Europe, Asia and New Zealand. Many are subscription publications that are updated daily, monthly or annually and are provided via a variety of media including: looseleaf publications, CD-ROM, soft and hard cover books and booklets, newsletters, online database and computer disk. The Company's subsidiary, CCH Legal Information Services, offers a variety of services to assist attorneys and businesses in handling corporate, securities, credit and intellectual property matters.

  Selected Consolidated Financial Data. Set forth below is certain selected consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Company Form 10-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 (the "Company Form 10-Q"). More comprehensive financial information is included in the Company Form 10-K, the Company Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company Form 10-K, the Company Form 10-Q and such other documents, including the financial statements and related notes therein. The Company Form 10-K, the Company Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable from the offices of the Commission in the manner set forth below.


                               CCH INCORPORATED

                     SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                       NINE MONTHS
                                                          ENDED    YEAR ENDED
                                                        SEPTEMBER   DECEMBER
                                                           30,         31,
                                                       ----------- -----------
                                                       1995  1994  1994  1993
                                                       ----- ----- ----- -----
INCOME STATEMENT DATA:
Revenues.............................................. $ 422 $ 411 $ 579 $ 578
Costs and Expenses....................................   405   407   554   593
                                                       ----- ----- ----- -----
Operating Earnings (Loss).............................    17     4    25   (15)*
Other Income..........................................     3     5     7    24
                                                       ----- ----- ----- -----
Earnings Before Taxes.................................    20     9    32     9
Net Earnings..........................................    12     5    19     6
Net Earnings per Share................................ $0.36 $0.16 $0.55 $0.19
BALANCE SHEET DATA (AT END OF PERIOD):
Total Assets..........................................  $517  $574  $581  $594
Total Liabilities.....................................   447   482   489   496
Total Shareholders' Equity............................    70    92    92    98

--------
* Operating loss for the year ended December 31, 1993 includes a $36 million provision for restructuring of operations.

  Certain Projections. The Company does not as a matter of course make public forecasts or projections as to future performance. In connection with Parent's review of the Company prior to entering into the Merger Agreement, the Company provided Parent with certain projections, prepared for and presented at the Company's presentation to Parent on November 16 and 17, 1995. See Section 10. The projections were not prepared with a view to public disclosure (and have not been included in any publicly available documents) or in compliance with published guidelines of the Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included herein only because the information was provided to Parent.

  The projections, while presented with numerical specificity, are based on numerous estimates and assumptions, including, but not limited to, those listed below, which involve judgments with respect to, among other things, future economic and competitive conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. Therefore, there can be no assurance that the projections set forth below will prove to be reliable estimates of probable future performance. It is quite likely that actual results will vary from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of projections herein should not be regarded as a representation by any party that the estimated results will be realized. There can be no assurances in this regard. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any independent accounting firm perform any other services with respect thereto and none of the Company, Parent, the Purchaser, Sellers, the Dealer Manager nor any other person assumes any responsibility for the accuracy of such projections.

  The projections represent possible future operating results as of the time they were prepared. The Company does not presently intend to update or publicly revise the projections to reflect circumstances existing or developments occurring after the preparation of such information or to reflect the occurrence of events that were unanticipated at the time the projections were prepared.

                                                      FOR YEARS ENDED DECEMBER
                                                                31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
Revenues............................................ $638,553 $682,202 $726,065
Operating earnings..................................   90,617  125,824  152,590
Other income/1/.....................................    6,258   10,100   12,100
                                                     -------- -------- --------
Earnings before income taxes........................   96,875  135,924  164,690
Net income..........................................   57,156   80,195   97,167

--------
/1/Other Income consists primarily of interest income earned on short-term investments and finance charges.

                               ----------------

  Parent was informed by the Company that in preparing the foregoing projections the following assumptions, among others, were used:

    (1) Revenue growth projections of 6.3%, 6.8% and 6.4% over each previous year from 1996 through 1998. This growth was presumed to be largely from
  (a) expanded product offerings in all segments of the business, especially in practice systems, compliance systems and product suites; (b) aggressive pursuit of high growth market opportunities, such as Human Resources, Health Administration, UCC, Trademark and Litigation; and (c) increases in revenues from the provision of corporate representation services.

    (2) A return to historical operating margin levels as the Company realizes the benefits over the next three years of its significant restructuring efforts carried out during the period 1992-1995. The assumptions underlying the increasing operating margins include the following: (a) management of costs to capitalize on the margin benefits resulting from a shift from print to electronic products; (b) elimination of non-recurring project costs due to completion of restructuring efforts;
  (c) introduction of on-demand printing and fulfillment; and (d) continued movement toward distribution through more efficient channels, such as on-line delivery.

  Other Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington,

D.C. 20549. Such material should also be available on-line through EDGAR and for inspection at the offices of the Nasdaq National Market at 33 Whitehall Street, New York, New York 10004.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Purchaser nor Parent has any knowledge that would indicate that statements contained herein based upon such documents and records are untrue, none of the Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.

  8. CERTAIN INFORMATION CONCERNING THE PURCHASER, THE HOLDING COMPANIES AND PARENT. The Purchaser is a wholly owned subsidiary of WK America, Inc., a Delaware corporation ("WK America"), which is a wholly owned subsidiary of Wolters Kluwer U.S. Corporation, a Delaware corporation ("Wolters Kluwer US"). Wolters Kluwer International Holding B.V., a corporation organized under the laws of The Netherlands and a wholly owned subsidiary of Parent ("Wolters Kluwer International," and together with WK America and Wolters Kluwer US, the "Holding Companies"), owns 100% of the outstanding shares of capital stock of Wolters Kluwer US. The Purchaser was formed as an acquisition vehicle in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement and will be merged with and into the Company pursuant to the Merger. Each of the Holding Companies were formed solely for the purpose of holding shares of capital stock of indirect subsidiaries of Parent.

  Parent, through its operating subsidiaries, is a multinational publisher of print and electronic information for professionals and businesses with operations in sixteen European countries and the United States. Parent operates in seven principal areas: business publishing, legal and tax publishing, medical publishing, scientific publishing, educational publishing, professional training and trade publishing for selected markets. Parent's business publishing activities are conducted for industry, government, non-profit organizations and professionals. The primary product/market areas include management, government, higher education, the medical, paramedical and pharmaceutical sectors, communications, the social sciences, construction, electronics, and electrical engineering, computerization and information technology, logistics and transport. Parent's law and taxation publishing activities focus on providing information for specialists in the fields of law and taxation, but also include activities aimed toward a larger audience. Parent's educational publishing activities involve virtually all topics in primary education, general secondary education, vocational education and adult education. Parent's scientific publishing activities are conducted principally in the areas of the natural sciences, engineering, biosciences, medicine, business administration and economics, the humanities and the social sciences. Parent also provides training, coaching and continuous education services for managers and their employees, as well as consulting services in the field of corporate culture development. The principal executive offices of Parent, the Purchaser and Wolters Kluwer International are located at Stadhouderskade 1, 1054 ES Amsterdam, The Netherlands. The principal executive offices of WK America and Wolters Kluwer US are located at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent, the Holding Companies and the Purchaser are set forth in Schedule I hereto.

  Set forth below is certain consolidated financial information regarding Parent and its subsidiaries. The financial information set forth below was prepared in accordance with The Netherlands generally accepted accounting principles ("Dutch GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). The principal differences include:

  . Acquired publishing rights are capitalized. In general, publishing rights are considered to have an indefinite economic life, and therefore no systematic amortization is applied. Write-offs are taken in the case of permanent impairment. Under US GAAP acquired publishing rights are amortized over the estimated life, not to exceed 40 years.

  . Goodwill is written off directly against stockholders' equity. Under US
     GAAP goodwill is capitalized and amortized over the estimated life, not to exceed 40 years.

  . Pension costs are based on actuarially computed contributions to foundations. Under US GAAP, pension costs are actuarially computed in accordance with the provisions of Financial Accounting Standard No. 87, Employers' Accounting for Pensions, and include current service costs, interest costs and amortization of prior service costs.

  . Post-retirement and post-employment benefits are recorded as contributions are made to the plan or at the time of retirement or termination for unfunded plans. US GAAP generally requires accrual of such costs over the period the employee provides services to the company.

  The consolidated financial statements of Parent are published in Dutch guilders ("guilders" or "Dfl"). The dollar amounts in the table below have been translated from guilders at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on June 30, 1995, which was Dfl1.5507 per $1.00. Such rate may differ from the actual rates used in the preparation of the consolidated financial statements of Parent as of and for each of the years in the three-year period ended December 31, 1994 and the interim consolidated financial statements of Parent as of and for the six-month period ended June 30, 1995, which are expressed in guilders, and, accordingly, dollar amounts appearing herein may differ from the actual dollar amounts that were translated into guilders in the preparation of such financial statements. The following table sets forth, for the periods and dates indicated, the average, high, low and period-end Noon Buying Rates for guilders expressed in guilders per $1.00.

                             YEARLY EXCHANGE RATES
                               (AMOUNTS IN DFL)

                                                                         PERIOD-
   YEAR                                         AVERAGE(1)  HIGH   LOW     END
   ----                                         ---------- ------ ------ -------
   1992........................................   1.7572   1.8893 1.5684 1.8190
   1993........................................   1.8652   1.9612 1.7617 1.9472
   1994........................................   1.8077   1.9750 1.6727 1.7360
   1995 (through November 30, 1995)............   1.5979   1.7494 1.5192 1.6201

--------
(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.

                               ----------------

                               WOLTERS KLUWER NV

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                     YEAR ENDED DECEMBER 31,
                             SIX MONTHS ENDED  --------------------------------------
                             JUNE 30, 1995(1)       1994(1)          1993      1992
                             ----------------- ------------------  --------  --------
                               (CURRENCY IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
   AMOUNTS IN ACCORDANCE
    WITH DUTCH GAAP
   INCOME STATEMENT DATA:
     Revenues..............  US$  880 Dfl1,365 US$1,764  Dfl2,736  Dfl2,616  Dfl2,355
     Operating income......       176      273      351       544       490       404
     Net income............       129      200      246       382       318       258
   BALANCE SHEET DATA (AT
    END OF PERIOD):
     Working capital.......  US$   48 Dfl   75 US$  (97) Dfl (151) Dfl (241) Dfl  123
     Total assets..........     1,168    1,811    1,195     1,853     1,648     2,106
     Total debt............         1        2        1         2         2       230
     Liabilities...........       665    1,030      803     1,245     1,089     1,232
     Stockholders' equity..       502      779      391       606       557       644
   FULLY DILUTED PER SHARE
    DATA:
     Net income............  US$ 1.92 Dfl 2.97 US$ 3.71  Dfl 5.75  Dfl 4.86  Dfl 4.15

--------
(1) Exchange rate based on the Noon Buying Rate on June 30, 1995:
  Dfl 1.5507=US$1.

  Except as provided in the Merger Agreement and the Option Agreement and as otherwise described in this Offer to Purchase, none of the Parent, the Holding Companies or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent, the Holding Companies or the Purchaser, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on
Schedule I hereto, has had, since January 1, 1992, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since January 1, 1992, there have been no contacts, negotiations or transactions between Parent, the Holding Companies or the Purchaser or any of their respective subsidiaries, or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither Parent nor the Purchaser, nor, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares during the past 60 days, except for 300 shares of Class A Common Stock beneficially owned by Frans W.B. van Eysinga purchased more than 60 days ago.

  9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.9 billion. The Purchaser intends to obtain the required funds from capital contributions and/or loans from Parent. In response to an Information Memorandum for Participating Banks prepared by Parent, Parent has received preliminary proposals from several banks relating to providing such funds and is currently negotiating the terms and conditions of the financing.

  It is presently anticipated that funds borrowed will be repaid from internally generated funds of Parent or the Company. Parent may, however, employ alternative methods for refinancing such borrowings, including, without limitation, debt financing, depending on prevailing interest rates and financial and other economic conditions.

  10. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY. In the late spring of 1995, the Chief Executive Officer ("CEO") of the Company met with the Chairman of the Executive Board of Parent to discuss the Company's and Parent's respective businesses and recent developments in the publishing industry.

  In late October, the Chairman of the Executive Board of Parent contacted the CEO of the Company to invite the CEO of the Company to meet with the Chairman of the Executive Board of Parent at Parent's headquarters to discuss strategic opportunities for the two companies in light of the current activity in the legal publishing industry.

  On October 30, the CEO of the Company, another member of the Company's senior management and a representative of the Company's financial advisor met with members of the Executive Board and the Chief Financial Officer of Parent. Parent expressed an interest in pursuing a possible acquisition of the Company and meetings were scheduled with the Company for November 16 and 17 to discuss the Company's business activities and its financial performance.

  On November 16 and 17, the senior management of the Company conducted the scheduled meetings with members of senior management of Parent. A further meeting was planned to review Parent's evaluation of the matters discussed on November 16 and 17.

  In the afternoon of November 22, the CEO of the Company contacted the Chairman of the Executive Board of Parent and indicated that their meeting should occur soon, and the Chairman of the Executive Board of Parent agreed to give the Company an indication of Parent's ability to make an offer for the Company following a meeting of Parent's Supervisory Board on November 23. They tentatively agreed to meet, if appropriate, on November 24.

  The Supervisory Board of Parent met on Thursday evening, November 23, Amsterdam time, reviewed the possible acquisition of the Company with Parent's Executive Board and authorized management to make an offer to acquire the Company.

  After Parent's Supervisory Board Meeting, the Chairman of the Executive Board of Parent called the CEO of the Company and made a verbal offer of $1.9 billion for the Company. The Company established a formal process through which written offers would be submitted for evaluation by its Board of Directors. Parent was advised on the evening of November 23 that the Company would receive offers at the offices of the Company's legal advisors by 5:00 pm (New York City time) on November 24. Any offers would be presented to the Board of Directors at a special meeting to be held on November 25.

  During the afternoon of November 24, the Chairman of the Executive Board of Parent, other members of Parent's senior management and representatives of Parent's legal and financial advisors met with the CEO of the Company, members of the Company's senior management and representatives of the Company's financial advisor to discuss the instructions for submitting an offer.

  Parent submitted an offer letter to the Company in the early evening on November 24. The offer was conditioned on, among other things, the Company's agreement to negotiate with Parent on an exclusive basis and the binding agreement of members of the Thorne family to sell their Shares to Parent.

  On November 25, the Company's legal and financial advisors met with the Board of Directors of the Company. The Company's Board of Directors reviewed the terms of the offer and authorized senior management to enter into discussions with Parent regarding a possible transaction.

  On November 25 and November 26, the legal and financial advisors to the Company met with those of Parent to negotiate the Merger Agreement and legal advisors to the Thorne family met with those of Parent to negotiate the Option Agreement. During the evening of November 26, the Board of Directors of the Company met with its financial and legal advisors. In the late morning of November 27, the trustees with voting power over the Thorne family Shares executed the Option Agreement. The Merger Agreement was finalized and executed in the early afternoon on November 27, and public announcements were made immediately thereafter in the United States and The Netherlands.

  11. PURPOSE OF THE OFFER AND THE MERGER; MERGER AGREEMENT AND OPTION AGREEMENT. The purpose of the Offer, the Merger, the Merger Agreement and the Option Agreement is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, the Merger Agreement and the Option Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

  THE MERGER AGREEMENT. The following summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 and incorporated by reference herein, is qualified by reference to the full text of the Merger Agreement.

  The Offer. Pursuant to the terms of the Merger Agreement, the Purchaser is required to commence the Offer no later than December 1, 1995 and to keep the Offer open until 5:00 p.m. (New York City time) on January 4, 1996. The obligations of the Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in
Section 14 (the "Offer Conditions"). The Merger Agreement provides that without the prior written consent of the Company, the Purchaser will not (i) waive the

Minimum Condition, (ii) reduce the number of Shares subject to the Offer,
(iii) reduce the per Share price to be paid pursuant to the Offer, (iv) modify or add to the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by the Merger Agreement), (v) extend the Offer if all of the Offer Conditions are satisfied or waived or, in the case of any single extension, extend the Offer for more than three business days, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders.


  Company Actions. Pursuant to the Merger Agreement, the Company has agreed that on the date of the commencement of the Offer, subject to the fiduciary duties of the Board of Directors of the Company under applicable law as determined by the Board of Directors of the Company in good faith after consultation with the Company's outside counsel, it will file with the Commission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and that the holders of shares of Class A Common Stock approve the Merger.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company at the effective time of the Merger (the "Effective Time"). Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL. The Certificate of Incorporation and Bylaws of the Purchaser shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of the Purchaser shall become the initial directors of the Surviving Corporation and the officers of the Company shall become the initial officers of the Surviving Corporation.

  Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto shall be cancelled and extinguished and each Share (other than Shares held by the Company as treasury Shares, Shares owned by any wholly owned subsidiary of the Company, Shares owned by Parent, the Purchaser or any wholly owned subsidiary of Parent, and Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the Purchaser, Parent, the Company or the holders of the Shares, be converted into and represent the right to receive in cash, without interest, the per share consideration paid in the Offer (the "Merger Consideration"). Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Parent, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

  Dissenting Shares. If required by the DGCL, Shares which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL ("Dissenting Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraisal value of such Shares unless such holders fail to perfect or withdraw or lose their right to appraisal and payment under the DGCL.

  Merger Without a Meeting of Stockholders. In the event that the Purchaser, or any other direct or indirect subsidiary of Parent, shall acquire at least 90% of the outstanding Shares, the parties agree to take all necessary and appropriate actions to cause the Merger to become effective without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL, as soon as practicable after the expiration of the Offer, but in no event later than six business days thereafter.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization, its authority to enter into the

Merger Agreement and carry out the related transactions, filings made by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (including financial statements included in the documents filed by the Company under the Securities Act and the Exchange Act), required consents and approvals, the absence of certain material adverse changes or events, approval by the Board of Directors of the Merger Agreement and the Option Agreement for all purposes under Section 203 of the DGCL, the payment of taxes, compliance with applicable laws, litigation, material liabilities of the Company and its subsidiaries, employee benefit plans, intellectual property, environmental matters.

  The Purchaser and Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Purchaser's and Parent's organization and qualification, capitalization, authority to enter into the Merger Agreement and carry out the related transactions, required consents and approvals and the availability of sufficient funds to consummate the Offer.

  Covenants Relating to the Conduct of Business. The Company has agreed that it will, and will cause its subsidiaries to, in all material respects, carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Company has agreed that, except as contemplated by the Merger Agreement or as disclosed by the Company to the Parent pursuant to the Merger Agreement, it shall not, and shall not permit any of its subsidiaries (a "Subsidiary") to, without the prior written consent of the Parent:

    (a) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than (1) ordinary quarterly dividends by the Company consistent with past practice in an amount not in excess of $0.17 1/2 per quarter per Share, provided that the record date for any such dividend to be paid in the first quarter of 1996 shall not be earlier than January 16, 1996 or (2) dividends declared prior to the date of the Merger Agreement,

    (b) issue, deliver, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, delivery, sale, pledge, disposition or other encumbrance of, any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of Company stock options outstanding on the date of the Merger Agreement in accordance with their current terms;

    (c) amend its Certificate of Incorporation or Bylaws;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

    (e) other than in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets;

    (f) incur, assume or prepay any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice;

    (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

    (h) enter into or adopt any employee benefit plans or programs (which if currently existing would come within the definition of Benefit Plans under
  Section 4.12 of the Merger Agreement), or amend any existing, Benefit Plan, agreement or arrangement, make any contribution to any Benefit Plans which is disproportionately large when compared to prior contributions made to such Benefit Plan or enter into or amend any employee benefit plan or employment or consulting agreement, grant bonuses or compensation increases except (x) for certain stay bonuses, merit bonuses and severance payments under the Company's severance policy or as otherwise permitted by Section
  7.11 of the Merger Agreement or (y) bonuses or compensation increases associated with Benefit Plans, promotions and regular reviews in the ordinary course of business;

    (i) except as may be required as a result of a change in law or in generally accepting accounting principles, change any of the accounting practices or principles used by it;

    (j) make any tax election or settle or compromise any federal, state, local or foreign tax liability;

    (k) settle or compromise any pending or threatened suit, action or claim which is material;

    (l) enter into any material contracts or modify, amend, terminate any material contracts;

    (m) take or offer or propose to take, or agree to take in writing or otherwise any of the actions described above or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect as of the date when made if such action had been taken, or would result in any of the Offer conditions not being satisfied.

  During the period from the date of the Merger Agreement through the Effective Time, the Purchaser shall not engage in any activities of any nature except as provided in or contemplated by the Merger Agreement.

  No Solicitation. The Company has agreed in the Merger Agreement that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, the Company will not, directly or indirectly, solicit or initiate any Takeover Proposal (as hereinafter defined) from any person, or engage in discussions or negotiations relating thereto (including by way of furnishing information); provided, however, that (i) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations or may furnish such third party information concerning the Company and its business, properties, assets, operating results and prospects, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements,
(ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a Takeover Proposal or offer the Board of Directors of the Company may withdraw or modify its recommendation to the stockholders, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of the Company shall conclude in good faith after consultation with the Company's outside counsel that such action is appropriate in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company also agreed to promptly notify Parent of its receipt of any proposal or offer. As used in the Merger Agreement, "Takeover Proposal" means any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement.

  Company Stock Options; Tax Gross-Up. Pursuant to the Merger Agreement, immediately upon the consummation of the Offer, all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase Shares (a "Company Stock Option") theretofore granted under the Company's Long-Term Incentive Plan shall become fully exercisable and vested, and, pursuant to the terms of the Long Term Incentive Plan, the Company Stock Options, shall, upon their surrender to the Company by the holders thereof, be cancelled by the Company, and the holders thereof shall receive a cash payment from the Company in an amount equal to the number of Shares subject to each surrendered option multiplied by the difference between the exercise price per Share covered by the option and the Merger Consideration. No additional awards shall be granted under the Long-Term Incentive Plan. Parent acknowledged that the Company has resolved to "gross-up" certain executives for excise taxes due on any "excess parachute payment" as a result of the acceleration of the vesting of the Company Stock Options (subject to a maximum "gross-up" amount of $6,000,000) and agreed to undertake to make such payments to the extent due after the Effective Time.

  Reasonable Best Efforts to Effect Merger. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of Parent, the Purchaser and the Company has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by the Merger Agreement, provided, however, that the Company shall be under no obligation to take any action to the extent that the Board of Directors shall conclude in good faith, after consultation with the Company's outside counsel, that such action could be inconsistent with the Board of Directors' fiduciary obligations under applicable law.

  Indemnification. Pursuant to the Merger Agreement, Parent has agreed that, from and after the Effective Time, it will cause the Surviving Corporation to indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and of its Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions in accordance with the terms and provisions of such Certificate of Incorporation and Bylaws. In addition, Parent will maintain in effect for a period of six years the Company's current directors' and officers' liability insurance covering those persons who are currently covered by such policy; provided, however, Parent shall not be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance, but in such case the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

  Employee Benefits. Until at least December 31, 1996, Parent shall maintain or cause to be maintained employee benefits and programs for retirees, directors, officers and employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those being provided to such retirees, directors, officers and employees on the date of the Merger Agreement. On or after January 1, 1997, the retirees, directors, officers and employees of the Company and its Subsidiaries shall be eligible for employee benefits and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical, profit sharing (including 401(k)), severance, salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated retirees, directors, officers and employees of Parent and its Subsidiaries in the relevant geographic regions. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company. Upon termination of any medical plan of the Company, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall become eligible to participate in the medical plan of Parent, provided that no condition that was eligible for coverage under any medical plan of the Company at the time of such termination shall be excluded from coverage under the medical plan of Parent as a pre-existing condition. Amounts paid before the Effective Time by retirees, directors, officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in applying deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such medical plan of Parent.

  Parent agreed that the following principles shall apply for purposes of determining bonuses for 1995 under the Company's Short-Term Incentive Plan for 1995: (1) the Compensation Committee's determination to pay certain persons who are employees of the Company or any of its Subsidiaries and who are covered by such plan (other than employees whose employment is terminated for any reason for cause on or prior to December 31, 1995); (2) whether any bonuses are payable under such plan to other employees and, if so, the amounts thereof shall be determined as if the transactions contemplated by the Merger Agreement had not occurred and the Company had remained an independent, publicly-owned company through December 31, 1995, taking into account to the extent reasonably applicable the limitations imposed by Section 6.1(a) of the Merger Agreement; and (3) any bonuses payable pursuant to clause (2) above shall be paid by February 28, 1996. The Company has estimated that the total amount of such bonuses will not exceed $3,000,000.

  Parent agreed to fulfill any obligations that may arise under any Welfare Plan to provide health benefits to retirees or other arrangements to provide health benefits to retirees, in either case, entered into prior to the date of the Merger Agreement.

  Merit Bonuses; Severance Policy. Pursuant to the Merger Agreement, from the date of the Merger Agreement up to the Effective Time, the Company shall be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of the Company, payable to officers and employees whose performance and dedication to the Company or its significant subsidiaries merits, in the discretion of the Chief Executive Officer of the Company, special compensation ("Merit Bonuses"); provided, however, that the aggregate amount paid by the Company pursuant to such Merit Bonuses shall be no greater than $1,000,000.

  With respect to officers and employees who are or will be terminated, Parent has agreed to maintain the Company's severance policy as in effect on the date of the Merger Agreement, or shall replace such policy with a policy providing equal or more favorable compensation, for a period of at least one year from the Effective Time.

  Parent has agreed to honor or cause to be honored all existing severance policies with the Company's officers and employees.

  Parent has agreed that it and its Subsidiaries will provide reasonable and customary outplacement services ("Outplacement Services") to officers of the Company and its Subsidiaries who are terminated as a result of, or within eighteen months following, the Merger, which Outplacement Services provided to such officer and employees shall include one-on-one counseling and assistance.

  Management Contracts. The Company has agreed to use its reasonable best efforts to cause the key members of its senior management to enter into employment arrangements with the Surviving Corporation on terms and conditions satisfactory to Parent and pursuant to which they shall remain as employees of the Surviving Corporation following the Effective Time.

  Company Stockholder Approval; Proxy Statement. The Company has agreed that if approval of the Merger by the holders of Class A Common Stock ("Class A Holders") is required by applicable law, the Company shall either (i) call a meeting of its Class A Holders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall use its reasonable best efforts to obtain Class A Holder approval of the Merger or
(ii) if the holders of a majority of the outstanding shares of Class A Common Stock intend to act by written consent, comply with the requirements of Rule 14c-2 promulgated under the Exchange Act. The Stockholder Meeting, if necessary, shall be held as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer and the Company will, through its Board of Directors, but subject to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with the Company's outside counsel, recommend to its Class A Holders the approval of the Merger and not rescind its declaration that the Merger is advisable. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or the Purchaser becomes a record holder of Shares purchased pursuant to the Offer.

  If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement or Information Statement (each as defined in the Merger Agreement), as the case may be, with the Commission and will use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Class A Holders. The Company will notify Parent of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of the Merger Agreement by the holders of Class A Common Stock at the Stockholder Meeting, if necessary, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

  Parent agreed to cause all shares of Class A Common Stock purchased pursuant to the Offer and all other shares of Class A Common Stock owned by the Purchaser or any other Subsidiary of Parent to be voted in favor of the approval of the Merger.

  Access to Information. The Company has agreed that it shall, and shall cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of the Merger Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records (including the availability of an office at the Company's corporate headquarters where Parent's representatives may work on a day-to-day basis) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish certain information promptly to Parent; provided that, in no event shall the Company be requested to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date of the Merger Agreement, except to the extent necessary for use in the Offer Documents (as defined in the Merger Agreement), the Schedule 14D-9 and the Proxy Statement and/or the Information Statement. Except as required by law, Parent will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives to do not disclose such information to others without the prior written consent of the Company. In the event of termination of the Merger Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent.

  Conditions Precedent. The respective obligations of each of Parent, the Purchaser and the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if approval of the Merger by the Class A Holders is required by applicable law, the Merger shall have been approved by the requisite vote of such holders; (b) the Purchaser shall have accepted for payment and paid for the Shares properly tendered pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to the obligations of Parent and the Purchaser if the Purchaser fails to accept for payment and pay for any Shares pursuant to the Offer in violation of the terms of the Merger Agreement or the Offer; (c) no Governmental Entity (as defined in the Merger Agreement) or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction prohibiting the consummation of the Merger; provided, however, that the Company, Parent and the Purchaser shall use their reasonable best efforts to have any such order, decree or injunction vacated and (d) the applicable waiting period under the HSR Act shall have expired or been terminated.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

    (a) by mutual written consent of Parent and the Company;

    (b) by the Company if (i) the Offer has not been timely commenced in accordance with the Merger Agreement; or (ii) the Offer shall expire or is terminated without any Shares being purchased thereunder due to the Offer Conditions (other than the Minimum Condition) failing to be met; or (iii) there is an offer to acquire all of the outstanding Shares or substantially all of the assets of the Company for consideration that provides stockholders of the Company a value per Share which, in the good faith judgment of the Board of Directors of the Company, provides a higher value per Share than the consideration per Share pursuant to the Offer or the Merger and as a result of which, the Board of Directors of the Company is obligated in accordance with its fiduciary duty under applicable law, as advised by its counsel, to terminate the Merger Agreement; or (iv) there has been (y) a material breach by Parent or the Purchaser of any representation or warranty that is not qualified as to materiality or (z) a breach by Parent or the Purchaser of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by Parent or the Purchaser of notice of the breach; or (v) Parent or the Purchaser fails to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement which failure to perform is incapable of being cured or has not been cured within five business days following receipt by Parent or the Purchaser of written notice of the failure to perform.

    (c) by either Parent or the Company if (i) the Merger has not been effected on or prior to the close of business on May 31, 1996; provided, however, that the right to terminate the Merger Agreement pursuant to such provision shall not be available (y) to Parent if the Purchaser or any affiliate of the Purchaser acquires Shares pursuant to the Offer, or (z) to any party whose failure to fulfill any obligation of the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) if the stockholders of the Company fail to give any approval required by applicable law; or (iv) if as the result of the failure of any of the Offer Conditions (except for the Minimum Condition), the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or pursuant to the Option Agreement in accordance with its terms; provided, however, that the right to terminate the Merger Agreement pursuant to Section 9.1(c)(iv) of the Merger Agreement shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition.

    (d) by Parent if the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing.

  Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

  THE OPTION AGREEMENT. The following summary of the Option Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1 and incorporated by reference herein, is qualified by reference to the full text of the Option Agreement.

  General. As a condition of the willingness of Parent to enter into the Merger Agreement, Parent required that each of the Sellers enter into the Option Agreement. The Sellers include trusts for the benefit of certain members of the Thorne family and individual members of the Thorne family.

  Agreement to Tender. Pursuant to the Option Agreement, the Sellers severally (and not jointly) have agreed to tender pursuant to the Offer, a total of 9,568,967 shares of Class A Common Stock owned by the Sellers, representing approximately 58% of the outstanding Class A Common Stock, and 9,497,701 shares of Class B Common Stock owned by the Sellers, representing approximately 58% of the outstanding Class B Common Stock. Each Seller severally has agreed to deliver to the Depositary, no later than the tenth business day following the date of this Offer to Purchase, the appropriate Letter(s) of Transmittal together with the certificates for the Seller's Shares, if available, or a "Notice of Guaranteed Delivery," if the Seller's Shares are not available; provided, that each Seller has agreed to use all reasonable efforts to make such deliveries within five business days following the date of this Offer to Purchase. Each of the Sellers has also severally agreed not to withdraw any Shares tendered into the Offer.

  Option to Purchase. Each Seller has also severally granted to the Purchaser an irrevocable option (the "Stock Option") to purchase all of such Seller's Shares legally and/or beneficially owned by such Seller at a purchase price equal to $55.50 per Share. The exercise period for the Stock Option commences on the later of January 2, 1996 and the termination or expiration of the Offer and ends ten business days after the later of such dates; provided, however, if the Merger Agreement terminates solely by reason of an offer for the Company being made for consideration that provides the stockholders of the Company a per Share value which in the good faith judgment of the Board of Directors of the Company provides a higher value per Share than the consideration per Share pursuant to the Offer or the Merger and as a result of which the Board of Directors of the Company is obligated in accordance with its fiduciary duty under applicable law, as advised by counsel, to terminate the Merger Agreement (a "Fiduciary Duty Termination"), such exercise period for the Stock Option would commence on the date of termination of the Merger Agreement and end ten business days thereafter.

  Conditions to Delivery of the Shares. The Option Agreement provides that the obligation of the Sellers to deliver the Sellers' Shares upon exercise of the Stock Option is subject to (i) all waiting periods under the HSR Act applicable to the exercise of the Stock Option having expired or been terminated, (ii) there being no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option or the delivery of the Sellers' Shares in respect of such exercise, and (iii) the Offer having expired or terminated without any Shares being purchased thereunder and without any violation of the Offer by Parent or the Purchaser.

  Representations and Warranties. The Option Agreement contains customary representations and warranties by each Seller, including those relating to (i) authority to enter into the Option Agreement and sell Shares owned by such Seller, (ii) no options, warrants or other purchase rights existing as to such Seller's Shares, (iii) good and marketable title to such Seller's Shares free and clear of all liens, claims, encumbrances and security interests, (iv) legality, validity and binding effect of the Option Agreement, and (v) no violation of agreements, judgments, laws, rules and regulations. The Option Agreement also contains various customary representations and warranties by Parent and the Purchaser, including those relating to authority to enter into the Option Agreement, the sufficiency of funds of Parent, legality, validity and binding effect of the Option Agreement and no violation of agreements, judgments, laws, rules and regulations.

  No Disposition of Sellers' Shares and No Acquisition of Shares. In the Option Agreement, each Seller severally has agreed that, except as contemplated by the Option Agreement, such Seller will, and none would offer or agree to, sell, transfer or otherwise dispose of, or create any security interest, pledge, option, right of first refusal, limitation on such Seller's voting rights or other encumbrance with respect to, such Seller's Shares. Each such Seller has also agreed that it will not, and will not offer to agree to, acquire any additional Shares or options, warrants or other rights to acquire Shares, without the prior written consent of the Purchaser.

  Covenants of Parent and the Purchaser. Each of Parent and the Purchaser has agreed that it will not sell, offer to sell or otherwise dispose of the Shares in violation of the Securities Act. Each of Parent and the Purchaser has also agreed that it will perform in all material respects all of its respective obligations under the Merger Agreement. Pursuant to the Option Agreement, Parent and the Purchaser have agreed that if Parent and the Purchaser exercise the Stock Option or any of their other rights under the Option Agreement at a time when the Merger Agreement has terminated, Parent and the Purchaser will effect a merger pursuant to which each outstanding Share (other than those held by Parent, the Purchaser, the Company or any subsidiary of the Company) shall be converted into the right to receive not less than $55.50 per Share, net to the selling stockholder, in cash at the earliest practicable date after the closing of the Stock Option.

  No Solicitation. Each Seller has agreed in the Option Agreement that it shall immediately cease any discussions or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. Each Seller has also agreed that, from and after the date of the Option Agreement, no Seller will directly or indirectly solicit or initiate any Takeover Proposal from any person, or engage in discussions or negotiations relating thereto (including by way of furnishing information). Each Seller will promptly notify Parent of its receipt of any Takeover Proposal. The definition of "Takeover Proposal" in the Option Agreement is the same as in the Merger Agreement.

  Voting Agreement and Proxy. The Option Agreement provides that during the time the Option Agreement is in effect, each Seller will vote all such Seller's Shares (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) against any action or agreement that would materially impede, interfere with or attempt to discourage the Offer or the Merger. Each Seller also has agreed that if the Merger Agreement terminates by reason of a Fiduciary Duty Termination such Seller will (i) attend or otherwise participate in all stockholder meetings or actions by written consent, (ii) vote such Seller's Shares to enlarge the Board of Directors of the Company to enable the Purchaser to nominate a majority of the members of the Board of Directors, and (iii) vote such Seller's Shares so as to prevent the Company from taking certain actions provided for in the Merger Agreement. The Option Agreement further provides that in the event any Seller fails to vote any of such Seller's Shares in the manner prescribed in this paragraph, such Seller will be deemed to have irrevocably appointed the Purchaser as the proxy of such Seller pursuant to Section 212 of the DGCL to vote and otherwise act (by written consent or otherwise) with respect to all of such Seller's Shares (other than to reduce the price paid pursuant to the Offer or the Merger or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company under the Offer or the Merger Agreement or to reduce the obligations of Parent or the Purchaser thereunder). This irrevocable proxy expires if (x) the Offer expires or terminates without any Shares being purchased thereunder in violation of the terms of the Offer or (y) Parent or the Purchaser violates the terms of the Option Agreement.

  Termination. The Option Agreement will terminate, without any action by any of the parties, on the date on which the Merger Agreement terminates in accordance with its terms, except with respect to the exercise of the Stock Option. The Stock Option may be exercised after termination of the Merger Agreement on the terms described above under "Stock Option."

  OTHER MATTERS. Under the DGCL, if the Purchaser acquires less than 90% of each class of the outstanding Shares, the Merger would require, among other things, the affirmative vote of the holders of at least a majority of all the outstanding shares of Class A Common Stock. If the Purchaser acquires, pursuant to the Offer or otherwise, including pursuant to the Option Agreement, voting power with respect to at least a majority of the outstanding shares of Class A Common Stock, which would be the case if the Minimum Condition is satisfied, the Purchaser will have the voting power to effect the Merger without the vote of any other stockholder, which it intends to do. Pursuant to the Option Agreement, the Sellers have, among other things, agreed to tender in the Offer and not withdraw all of the Sellers' Shares. The Minimum Condition will be satisfied upon the tender by the Sellers of the Sellers' Shares. The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a merger with the subsidiary without the authorization of the other stockholders of the subsidiary. Accordingly, if the Purchaser acquires 90% or more of the outstanding shares of Class A Common Stock and Class B Common Stock pursuant to the Offer and the Option Agreement or otherwise, the Purchaser could, and intends to, consummate the Merger without the approval of any other stockholders of the Company.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

  In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. The Delaware Supreme Court has indicated in recent decisions that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above or a damages remedy based on essentially the same principles.

  Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that prior to such date the Board of Directors of the Company approved either the business combination or the transaction which resulted in such person being an interested stockholder. As set forth below, the Company's Board of Directors has taken actions to make DGCL (S) 203 inapplicable to Parent and the Purchaser in connection with the Offer, the Merger and the transactions contemplated by the Option Agreement.

  In the Merger Agreement, the Company represented that its Board of Directors has unanimously approved the Merger Agreement and the Option Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of DGCL (S) 203, such approval occurring prior to the time the Purchaser became an "interested stockholder" as defined in DGCL (S) 203, so that the provisions thereof are not applicable to such transactions.

  The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

  The Purchaser or an affiliate of the Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. The Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

  Upon the completion of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, charter, by-laws, capitalization, Board of Directors, management or dividend policy, although Parent has no current plans with respect to any of such matters.

  Except as noted in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; TRADING OF THE SHARES ON THE NASDAQ NATIONAL MARKET; REGISTRATION UNDER THE EXCHANGE ACT. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser.

  Depending upon the aggregate market value and per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of shares of Class A Common Stock or Class B Common Stock falls below 300, or if the number of publicly held shares of Class A Common Stock or Class B Common Stock falls below 100,000, or if there are not at least two market makers for such Shares, NASD rules provide that the Class A Common Stock or the Class B Common Stock, as the case may be, would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Class A Common Stock or the Class B Common Stock no longer meets the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Class A Common Stock or the Class B Common Stock, as the case may be, are no longer included in any tier of the Nasdaq National Market, the market for such Shares could be adversely affected.

  In the event the Class A Common Stock or the Class B Common Stock no longer meets the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for such Shares and availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  The shares of Class A Common Stock and Class B Common Stock are each currently registered under the Exchange Act. Registration of either class of securities under the Exchange Act may be terminated upon application of the Company to the Commission if such class is not listed on a national securities exchange and there are fewer than 300 record holders of such Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for listing or Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

  13. DIVIDENDS AND DISTRIBUTIONS. As described in Section 11, the Merger Agreement provides that, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than (1) ordinary quarterly dividends by the Company consistent with past practice in an amount not in excess of $0.17 1/2 per Share per quarter, provided that the record date for the first such quarterly dividend may be no earlier than January 16, 1996, or (2) dividends declared prior to November 27, 1995, or (y) issue, deliver, sell, pledge, award, dispose of or otherwise encumber or authorize the issuance, delivery, sale, pledge, disposition or other encumbrance of, any shares of the capital stock of the Company, any other voting securities or equity equivalent or any securities convertible into, or rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares from November 27, 1995 through the Effective Time upon the exercise of stock options).

  14. CONDITIONS TO THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement) provided that the Purchaser shall not be obligated to accept for payment any Shares until the expiration of all applicable waiting periods under the HSR Act, the Purchaser shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of and payment for, any tendered Shares, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer such number of Shares of

Class A Common Stock which would constitute a majority of the voting power of the outstanding Shares (determined on a fully diluted basis) of the Class A Common Stock and (ii) if at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following conditions exist or shall occur and remain in effect:

    (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued, by any United States Governmental Entity which (i) prohibits or limits or seeks to prohibit or materially limit Parent's or Purchaser's (x) ownership, or seeks to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares or (y) operation of all or a material portion of the Company's business or assets, or compels Parent to dispose of or hold separate all or a material portion of the Company's business or assets as a result of the Offer or the Merger, or (ii) prohibits or limits or seeks to prohibit or materially limit, or makes illegal, the acceptance for payment, purchase or payment for Shares or the consummation of the Offer or the Merger and such statute, rule, regulation, judgment, order or injunction shall remain in effect for a period of fifteen business days after the issuance thereof; provided, however, that in order to invoke this condition with respect to any such statute, rule, regulation, judgment, order or injunction Parent shall have used in its reasonable best efforts to prevent such statute, rule, regulation, judgment, order or injunction or ameliorate the effects thereof; provided, further, that if any such order or injunction is a temporary restraining order or preliminary injunction, Parent may not, for a period of thirty days, by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of Shares; or

    (b) the Merger Agreement shall have been terminated in accordance with its terms; or

    (c) the Company shall have breached any of its representations and warranties set forth in Article IV of the Merger Agreement (other than any matters that, in the aggregate, would not have a Material Adverse Effect (as defined in the Merger Agreement) on the Company); or

    (d) the Company shall have failed in any material respect to perform any obligation or covenant required by the Merger Agreement to be performed or complied with by it; or

    (e) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal; or

    (f) there shall have occurred and continued to exist for at least three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or The Netherlands;

which, in the reasonable judgment of the Purchaser, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of the Purchaser. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  15. CERTAIN LEGAL MATTERS.

  General. Except as described in this Section 15, based on a review of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of

Shares by the Purchaser pursuant to the Offer, the Merger or the Option Agreement or, except as set forth below, of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or the Option Agreement. Should any such approval or other action be required, the Purchaser currently contemplates that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

  State Takeover Statutes. A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states.

  In 1982, in Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes applies to the Offer and the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer and the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

  Antitrust. The Offer, the Merger and the acquisition of Shares pursuant to the Option Agreement are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. On December 1, 1995, the Parent filed a Notification and Report Form with respect to the Offer (the "HSR Filing").

  Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, as such filing was made on December 1, 1995, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on December 16, 1995, unless the Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  If the transaction to which the HSR Filing relates is abandoned prior to the expiration of the 15-day waiting period or any extension thereof, then the Merger or the purchase by the Purchaser of the Sellers' Shares pursuant to the Option Agreement may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent or the Company. The acquisition of Shares pursuant to the Merger or the Option Agreement may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer, the Merger and the Option Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer, the Merger or the Option Agreement or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to certain governmental actions.

  Exon-Florio Provision. Section 271 (the Omnibus Trade and Competitiveness Act of 1988) of the Defense Production Act of 1950, as amended (the "Exon-Florio Provision") applies to all acquisitions proposed or pending on or after August 23, 1988, by or with foreign persons which could result in foreign control of persons engaged in interstate commerce in the United States. The Exon-Florio Provision empowers the President of the United States to prohibit or suspend mergers, acquisitions or takeovers by or with foreign persons if the President finds, after investigations, credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that the other provisions of existing law do not provide adequate and appropriate authority to protect the national security. The President has designated The Committee on Foreign Investment in the United States ("CFIUS") as the agency authorized under the Exon-Florio Provision to receive notices and other information, to determine whether investigations should be undertaken and to make investigations. CFIUS is comprised of representatives of the Departments of Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the United States Trade Representative's Office and the Council of Economic Advisors. Any determination by CFIUS that an investigation is called for must be made within 30 days after its acceptance of written notification concerning a proposed transaction. In the event that CFIUS determines to undertake an investigation, such investigation must be completed within 45 days after such determination. Upon completion or termination of any such investigation, CFIUS must report to the President and present its recommendation. The President then has 15 days in which to suspend or prohibit the proposed transaction or to seek other appropriate relief. In order for the President to exercise his authority to suspend or prohibit an acquisition, the President must make two findings: (i) that there is credible evidence that leads the President to believe that the foreign interest exercising control might take action that threatens to impair national security, and (ii) that provisions of law other than the Exon-Florio Provision and the International Emergency Economic Powers Act do not provide adequate and appropriate authority for the President to protect the national security in connection with the acquisition. Such findings are not subject to judicial review. If the President makes such findings, he may take action for such time as he considers appropriate to suspend or prohibit the relevant acquisition. The President may direct the Attorney General to seek appropriate relief, including divestment relief, in the District Courts of the United States in order to implement and enforce the Exon-Florio Provision. The Exon-Florio Provision does not obligate the parties to an acquisition to notify CFIUS of a proposed transaction. However, if notice of a proposed acquisition is not submitted to CFIUS, then the transaction remains indefinitely subject to review by the President under the Exon-Florio Provision, unless it is determined that CFIUS does not have jurisdiction over the transaction.

  The Purchaser and the Company have not yet determined whether CFIUS has jurisdiction and therefore whether a filing is appropriate with regard to the transactions contemplated by the Merger Agreement. Although the Purchaser believes that the transactions contemplated by the Merger Agreement should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transaction and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation. If the results of such investigation are adverse to the Purchaser, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

  16. FEES AND EXPENSES. CS First Boston is acting as the Dealer Manager in connection with the Offer and is acting as exclusive financial advisor to Parent with respect to Parent's proposed acquisition of the Company. Parent has agreed, pursuant to an engagement letter dated November 24, 1995 (the "Engagement Letter"), to pay CS First Boston for its services a fee of 0.35% of the Aggregate Consideration (as defined in the Engagement Letter) paid in connection with the proposed acquisition. In addition, Parent has agreed to reimburse CS First Boston for certain of its out-of-pocket expenses. Parent also has agreed to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. CS First Boston has rendered various investment banking and other advisory services to the Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from the Parent and its affiliates.

  The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and Morgan Guaranty Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding the offering materials to their customers.

  17. MISCELLANEOUS. Neither Parent nor the Purchaser is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Parent or the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Parent or the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Parent or the Purchaser cannot comply with any such laws, the

Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Parent or the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Parent and the Purchaser have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The Schedule 14D-9 is being mailed to stockholders of the Company herewith. The Schedule 14D-1 and Schedule 14D-9 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in
Section 7 (except that they will not be available at the regional offices of the Commission).

                                          WK Acquisition Sub, Inc.

December 1, 1995

                                                                     SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS

                                      OF

                PARENT, THE HOLDING COMPANIES AND THE PURCHASER

  1. MEMBERS OF THE SUPERVISORY BOARD AND EXECUTIVE BOARD AND EXECUTIVE OFFICERS OF WOLTERS KLUWER NV. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Supervisory Board and Executive Board and each Executive Officer of Wolters Kluwer nv. Unless otherwise indicated, each such person is a citizen of The Netherlands, and the business address of each such person is c/o Wolters Kluwer nv, Stadhouderskade 1, 1054 ES Amsterdam, The Netherlands.

SUPERVISORY BOARD

                                                      INDIVIDUAL PRINCIPAL OCCUPATION
NAME AND BUSINESS ADDRESS  OFFICE                     OR EMPLOYMENT (PRESENT/PAST)
-------------------------  -------------------------- -----------------------------------
O. Hattink                 Chairman,                  Member of the Supervisory Board
 Bloemcamplaan 17          Member since February 1988 --Royal Verkade nv
 2244 EA Wassenaar                                    --RBC Finance BV
 The Netherlands                                      --Hudig-Langeveldt BV
                                                      --IHC Calland nv
                                                      --Royal Pakhoed nv
                                                      --British Gas International BV
                                                      --British Gas Netherlands BV
N.J. Westdijk              Member                     Chairman of the Executive Board
 Nieuwegracht 161          since May 1993             of Royal Pakhoed nv
 3512 LL Utrecht
 The Netherlands
                                                      Member of the Supervisory Board
                                                      --De nationale Investeringsbank nv
                                                      --NV E.J. Brill
B.H. ter Kuile             Member                     Lawyer, De Brauw
 Neyhuyskade 4             since May 1986             Blackstone Westbroek
 2596 XL's Gravenhage                                 --Judge
 The Netherlands                                      --Professor of Community Law
                                                       University of Rotterdam
                                                      --Member of the Executive Board of
                                                       ICC-Nederland
J.M.M. Maeijer             Member                     Professor of Law
 Pauluslaan 17             since 1988                 University of Nijmegen,
 6564 AP Heilig                                       The Netherlands
 Landstichting                                        --Judge
 The Netherlands                                      --Consultant, Department of Justice
                                                      Member of the Supervisory Board
                                                      --Vendex International nv

                                           INDIVIDUAL PRINCIPAL OCCUPATION
NAME AND BUSINESS ADDRESS  OFFICE          OR EMPLOYMENT (PRESENT/PAST)
-------------------------  --------------- --------------------------------------------
J.V.H. Pennings            Member          Chairman of the Executive Board of
 Casinoweg 170             since May 1995  Oce-van der Grintan nv
 5915 ER Venlo                             Member of the Supervisory Board
 The                                       --Grolsch nv
 Netherlands                               --De Nederlandsche Bank nv
                                           --Van Geel Group BV
                                           --Royal IBC

H. de Ruiter               Member          Managing Director of Royal Dutch Shell Group
 Prins                     since May 1994  Member of the Supervisory Board
 Frederiklaan                              --AEGON
 16                                        --Heineken
 2243 HW
 Wassenaar
 The
 Netherlands

C.M. Walravens             Member          Professor and Consultant
 Oude Delft 130            since June 1978 Member of the Supervisory Board
 2611 CG Delft                             --Honeywell-Bull
 The                                       --Tauw Infra Consult
 Netherlands                               --VSN Group
                                           --Achmea Group
                                           --CSM





EXECUTIVE BOARD

  The names of the members of the Executive Board of Wolters Kluwer nv, whose present principal occupations are serving as such members, are:

 NAME AND BUSINESS ADDRESS OFFICE
 ------------------------- ------
 C.J. Brakel               Chairman since 1995; Member since 1981
 C.H. van Kempen           Member since 1993; Chief Executive Officer of
                           Wolters Kluwer Italy, an indirect and wholly owned
                           subsidiary of Wolters Kluwer nv, from 1990 through
                           1993
 Peter W. van Wel          Member since 1993; Chairman of the Board since 1993
                           and Chief Executive Officer of Wolters Kluwer U.S.
                           Corporation, an indirect and wholly owned subsidiary
                           of Wolters Kluwer nv, from 1990 through 1993
 Robert Pieterse           Member since 1987

EXECUTIVE OFFICERS

  The names of the Executive Officers of Wolters Kluwer nv, whose present principal occupations are serving as such officers, are:

 NAME AND BUSINESS ADDRESS OFFICE
 ------------------------- ------
 Hans E.M. van Dinter      Chief Financial Officer for more than the past five
                           years
 R.N. Hazewinkel           Secretary of the Executive Board since 1993; Editor
                           of Samson Publishers for more than the past five
                           years
 Paul C. Kooijmans         Director of Accounting & Control for more than the
                           past five years
 A.S.F. Kuipers            Director of Business Development since January 1995;
                           prior to 1995, Managing Director of BBI Publishers
 M.H. Sanders              Director of Personnel & Organization for more than
                           the past five years
 F.H. Simons               Head of the Legal Department for more than the past
                           five years

  2. MEMBERS OF THE EXECUTIVE BOARD OF WOLTERS KLUWER INTERNATIONAL HOLDING B.V. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Executive Board of Wolters Kluwer International Holding B.V. Each such person is a citizen of The Netherlands, and the business address of each such person is c/o Wolters Kluwer nv, Stadhouderskade 1, 1054 ES Amsterdam, The Netherlands.

NAME AND BUSINESS                                       INDIVIDUAL PRINCIPAL OCCUPATION
ADDRESS                        OFFICE                   OR EMPLOYMENT (PRESENT/PAST)
-----------------              ------                   -------------------------------
Hans E.M. van Dinter           Member                    Chief Financial Officer of
                                                         Wolters Kluwer nv for more
                                                         than the past five years
F.H. Simons                    Member                    Head of the Legal Department
                                                         of Wolters Kluwer nv for more
                                                         than the past five years

  3. DIRECTORS AND EXECUTIVE OFFICERS OF WOLTERS KLUWER U.S. CORPORATION. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of Wolters Kluwer U.S. Corporation. Each such person is a citizen of The Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Wolters Kluwer U.S. Corporation.

                                                            INDIVIDUAL PRINCIPAL OCCUPATION
NAME AND BUSINESS ADDRESS          OFFICE                   OR EMPLOYMENT (PRESENT/PAST)
-------------------------          ------                   -------------------------------
Peter W. van Wel                   Chairman of the Board       Member of the Executive
 c/o Wolters Kluwer nv             since 1993                  Board of Wolters Kluwer
 Stadhouderskade 1                                             nv since 1993; Chief
 1054 ES Amsterdam                                             Executive Officer from
 The Netherlands                                               1990 to 1993
F.W.B. van Eysinga                 Director, President and     Prior to 1994, Managing
 c/o Wolters Kluwer U.S.           Chief Executive Officer     Director of Wolters
 Corporation                       since 1994                  Kluwer Academic
 1185 Avenue of the Americas                                   Publishers, a wholly
 36th floor                                                    owned subsidiary of
 New York, New York 10036                                      Wolters Kluwer nv
Bruce C. Lenz                      Executive Vice President    Executive Vice President
 c/o Wolters Kluwer U.S.           and Chief Financial         and Chief Financial
 Corporation                       Officer                     Officer for more than
 1185 Avenue of the Americas                                   the past five years
 36th floor
 New York, New York 10036
 (U.S. citizen)

  4. DIRECTORS AND EXECUTIVE OFFICERS OF WK AMERICA, INC. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of WK America, Inc. Unless otherwise indicated, each such person is a citizen of The Netherlands. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with WK America, Inc.

NAME AND BUSINESS                               INDIVIDUAL PRINCIPAL OCCUPATION
ADDRESS                 OFFICE                  OR EMPLOYMENT (PRESENT/PAST)
-----------------       ------                  -------------------------------
Peter W. van Wel        Chairman of the Board   Member of the Executive Board
 c/o Wolters Kluwer nv                          of Wolters Kluwer nv since 1993;
 Stadhouderskade 1                              Chief Executive Officer of
 1054 ES Amsterdam                              Wolters Kluwer U.S. Corporation
 The Netherlands                                from 1990 to 1993
F.W.B. van Eysinga      Director and President  Prior to 1994, Managing Director of
 c/o Wolters Kluwer                             Wolters Kluwer Academic Publishers, a
  U.S. Corporation                              wholly owned subsidiary of Wolters
 1185 Avenue of the                             Kluwer nv
 Americas
 36th floor
 New York, New York
 10036
Bruce C. Lenz           Secretary and           Executive Vice President and Chief
 c/o Wolters Kluwer     Treasurer               Financial Officer of Wolters Kluwer
  U.S. Corporation                              U.S. Corporation for more than the past
 1185 Avenue of the                             five years
 Americas
 36th floor
 New York, New York
 10036
 (U.S. citizen)

  5. DIRECTORS AND EXECUTIVE OFFICERS OF WK ACQUISITION SUB, INC. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each Director and Executive Officer of WK Acquisition Sub, Inc. Unless otherwise indicated, each such person is a citizen of The Netherlands, and each occupation set forth opposite an individual's name refers to employment with WK Acquisition Sub, Inc.

                                                               INDIVIDUAL PRINCIPAL OCCUPATION
                                                               OR
NAME AND BUSINESS ADDRESS             OFFICE                   EMPLOYMENT (PRESENT/PAST)
-------------------------             ------------------------ ---------------------------------
Peter W. van Wel                      Chairman and             Member of the Executive Board of
 c/o Wolters Kluwer nv                President                Wolters Kluwer nv since 1993;
 Stadhouderskade 1                                             Chief Executive Officer of
 1054 ES Amsterdam                                             Wolters Kluwer U.S. Corporation
 The Netherlands                                               from 1990 to 1993
Bruce C. Lenz                         Director and             Executive Vice President and
 c/o Wolters Kluwer U.S. Corporation  Executive Vice President Chief Financial Officer of
 1185 Avenue of the Americas                                   Wolters Kluwer U.S. Corporation
 36th floor                                                    for more than the past five years
 New York, New York 10036
 (U.S. citizen)
Hans E.M. van Dinter                  Director                 Chief Financial Officer of
 c/o Wolters Kluwer nv                                         Wolters Kluwer nv
 Stadhouderskade 1                                             for more than the past five years
 1054 ES Amsterdam
 The Netherlands

  Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted. The Letters of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its broker, dealer, commercial bank or other nominee to the Depositary as follows:

                       The Depositary for the Offer is:

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK

           By Mail:                              By Hand:



   Morgan Guaranty Trust     Morgan Guaranty Trust     Morgan Guaranty Trust
          Company             Company of New York       Company of New York
 Corporate Reorganization  c/o State Street Bank and c/o State Street Bank and
        PO Box 8216                  Trust                     Trust
   Boston, MA 02266-8216          61 Broadway           225 Franklin Street
                            Concourse Level, Morgan       Concourse Level
                                    Window                  Boston, MA
                                 New York, NY

     By Overnight Courier:               By Facsimile Transmission:

                                               (617) 774-4519
 Morgan Guaranty Trust Company
       c/o State Street                     Confirm by Telephone:
   Corporate Reorganization                    (617) 774-4501
       500 Victory Road
        Marina Bay MB2
      N. Quincy, MA 02171

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact its broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   GEORGESON
                                & COMPANY INC.

                               WALL STREET PLAZA
                           NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE (800) 223-2064

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON
                               PARK AVENUE PLAZA
                              55 EAST 52ND STREET
                           NEW YORK, NEW YORK 10055
                         CALL TOLL-FREE (800) 704-8076